                                                                    EXHIBIT 12.1

                              OMEGA CABINETS, LTD.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 PREDECESSOR
                   ----------------------------------------
                   YEAR ENDED DECEMBER 31    PERIOD FROM
                   ---------------------- JANUARY 1 THROUGH
                      1992       1993       JUNE 16, 1994
                   ---------- ----------- -----------------
Income (loss)
before income
taxes and
extraordinary
item.............  $9,552,322 $10,287,992    $2,095,952
Fixed charges:
 Interest
 expense.........     191,677      60,349        22,321
 Rental expense
 (25%)...........     166,244     235,322       135,750
                   ---------- -----------    ----------
 Total fixed
 charges.........     357,921     295,671       158,071
                   ========== ===========    ==========
Earnings before
income taxes and
fixed charges....   9,910,243  10,583,663     2,254,023
                   ========== ===========    ==========
Ratio of earnings
to fixed charges.        27.7        35.8          14.3
                                                                       THE COMPANY
                   -----------------------------------------------------------------------------------------------------------------
                                                    YEAR ENDED                                   NINE MONTHS ENDED
                                     ---------------------------------------- ------------------------------------------------------
                                                                                                                        PRO FORMA
                      PERIOD FROM                                                SEPTEMBER 28,      SEPTEMBER 27,      SEPTEMBER 27,
                    JUNE 17 THROUGH   DECEMBER   DECEMBER       PRO FORMA           1996               1997               1997
                   DECEMBER 31, 1994  30, 1995   29, 1996   DECEMBER 29, 1996    (UNAUDITED)        (UNAUDITED)        (UNAUDITED)
                   ----------------- ---------- ----------- ----------------- ------------------ ------------------ ----------------
Income (loss)
before income
taxes and
extraordinary
item.............     $3,057,877     $3,439,656 $11,856,024    $ 7,077,000        $8,630,950        $   147,114        $ 1,360,114
Fixed charges:
 Interest
 expense.........      4,123,344      9,700,914  10,441,182     15,220,000         7,894,083         12,615,987         11,402,987
 Rental expense
 (25%)...........        161,500        333,750     421,500        422,000           331,750            284,250            284,250
                   ----------------- ---------- ----------- ----------------- ------------------ ------------------ ----------------
 Total fixed
 charges.........      4,284,844     10,034,664  10,862,682     15,642,000         8,225,833         12,900,237         11,687,237
                   ================= ========== =========== ================= ================== ================== ================
Earnings before
income taxes and
fixed charges....      7,342,721     13,474,320  22,718,706     22,719,000        16,856,783         13,047,351         13,047,351
                   ================= ========== =========== ================= ================== ================== ================
Ratio of earnings
to fixed charges.            1.7            1.3         2.1            1.5               2.0                1.0                1.1